CONFIRMATION OF AUTHORIZATION

I, Joseph A. Gaviola, the undersigned, hereby

authoriz and designate Douglas Ian Shaw or J.

Gordon Huszagh to sign and file Securities and

exchange Commission Forms 4 and 5 on my behalf

for securities of Suffolk Bancorp (SUBK). This

authorzation shall continue in effect until a

written revocation is filed with the commission.

This supersedes any previous power-of-attorney

granted for this purpose.

By: /s/ Joseph A. Gaviola